Exhibit 10.1

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

AMENDMENT TO

ADVERTISING AGREEMENT

THIS IS AN AMENDMENT (the “Amendment”), dated as of March 26, 2015, to that certain Advertising Agreement (the “Agreement”) dated as of December 23, 2014, by and between and Beanstock Media, Inc. (“Beanstock”), and MeetMe, Inc. (“MeetMe”).

Beanstock and MeetMe wish to amend the Agreement on the terms and conditions set forth herein. Therefore, in consideration of the mutual agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

2.

Pricing. MeetMe shall reduce the amount its invoice hereunder (i) for March 2015 by $[**], and (ii) for April 2015 by $[**], and each such invoice as so adjusted shall constitute the final invoice for its respective month; provided, however, that (i) MeetMe will make such reduction with respect to a given month only if Beanstock incurs a net loss of at least the reduction amount in said month and certifies such in writing to MeetMe, and (ii) if the amount of either invoice prior to said reduction is less than the reduction amount, then that invoice shall be reduced to zero dollars instead of by the indicated reduction amount.

3.

Ad Logic Changes. As soon as reasonably practicable and with a target date of April 15, 2015, and no later than May 1, 2015 deadline, MeetMe shall make the ad logic changes described below. If these changes are not made by May 1, 2015, MeetMe will extend Beanstock a daily media credit against future invoices of $[**] per day until they are implemented.

a.	Banner ads (320x50)
i.	A new ad will be requested every time a user enters the App.
ii.	A new ad will not be requested when switching tabs, when navigating backward in the stack, or when refreshing content.
iii.	A new ad may be requested when navigating forward in the stack and loading a new activity or piece of content.
iv.

Ads will be refreshed after being on screen for [**] seconds. If the number of banner ad requests per DAU does not decline (based on the daily average for 30 days prior to the date hereof), then the frequency will be decreased until a net reduction is achieved, up to a maximum of [**] seconds. Beanstock will implement this setting with [**] (or equivalent ad server).

b.	MREC (300x250)
i.	The feed ad will be listed every [**] posts.
ii.	Maximum of [**] units when scrolling a section.

4.

Product Changes. As soon as reasonably practicable and with a target date of June 1, 2015, MeetMe will implement the product changes described below (subject to subsection a(iii)). If these changes are not implemented by June 1, 2015, MeetMe will extend Beanstock a daily media credit against future invoices of $[**] per day until they are implemented.

a.	Chat Thread Banner Animation.
i.	When entering a chat conversation, the global banner ad will be hidden, then animate into view after a specified delay.
ii.	Content will shift up when the banner is pushed into view.
iii.	MeetMe will determine the specific implementation of this feature from time to time with respect to animation speed.
b.

Navigation Bar. MeetMe will move the navigation bar from the top of the screen to the bottom, immediately above or below the banner ad. MeetMe will implement this change on iOS. MeetMe, in its sole discretion, may also implement this change on Android at a future date.

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

5.	Liquidated Damages. The “Liquidated Damages” provision in the Agreement is hereby replaced in its entirety with the following:

Liquidated Damages. Beanstock and MeetMe agree that MeetMe’s damages in the event of MeetMe’s termination of this Agreement for Cause (defined above) or Beanstock’s wrongful termination hereof would be difficult to determine, particularly given the nature of the relationship, the reliance MeetMe has placed on Beanstock with respect to a vital portion of MeetMe’s business, the integration and other activities MeetMe has undertaken in its performance of the Agreement, and the covenants MeetMe has made in the Agreement. Accordingly, Beanstock and MeetMe agree that [**] dollars ($[**]) (said amount, “MeetMe Liquidated Damages”) is a reasonable estimate of the damages that MeetMe would suffer in any such event, and the amount of each of the MeetMe Liquidated Damages is fair and reasonable and would not act as a penalty upon Beanstock. Beanstock shall pay the MeetMe Liquidated Damages to MeetMe upon demand in the event of MeetMe’s termination of this Agreement for Cause or Beanstock’s wrongful termination hereof. For the avoidance of doubt, the MeetMe Liquidated Damages will be in addition to (and not in lieu of) any amounts owing as of any such termination. In the event that MeetMe brings any action for collection of the MeetMe Liquidated Damages, Beanstock shall pay MeetMe’s reasonable legal and other fees related to such action regardless of settlement, satisfaction or outcome. The provisions of this section shall survive the expiration or termination of the Agreement.

6.

Termination. Until September 1, 2015, MeetMe may terminate this Agreement at any time without charge or penalty for any reason or no reason by providing written notice thereof to Beanstock. After September 1, 2015, (i) MeetMe may terminate this Agreement upon 60 days’ advance written notice without charge or penalty for any reason or no reason, or (ii) MeetMe may terminate this Agreement at any time for any reason or no reason by providing written notice thereof to Beanstock and paying Beanstock a termination fee of $[**] (which MeetMe may credit against amounts owing as of the termination date).

7.

Ratification of Agreement. Except as expressly set forth in this Amendment, the Agreement is hereby ratified in full and shall, as so changed by this Amendment, continue in full force and effect. Furthermore, each of the parties hereby acknowledges and agrees that as of the date of its signature below it is not aware of any breach of the Agreement by the other party.

8.

Counterparts. This Amendment may be executed and delivered originally or by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

BEANSTOCK MEDIA, INC.		MEETME, INC.

	/s/ Joe Lyons		/s/ Fred Beckley
By:	Joe Lyons	By:	Fred Beckley
Title:	CRO	Title.	General Counsel and EVP of Business Affairs

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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